BBH FUND, INC.

                           5800 Corporate Drive
                    Pittsburgh, Pennsylvania 15237-7010

                             December 12, 2003


EDGAR Operations Branch
Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, Northwest
Washington, DC  20549

     RE: BBH FUND, INC. (the "Corporation" or "Registrant")
            BBH International Equity Fund
           1933 Act File No. 33-35827
           1940 Act File No. 811-06139


Dear Sir or Madam:

      On December 11, 2003, a preliminary proxy was filed with the Commission on behalf of the Corporation. Registrant requests to officially withdraw this proxy filing since it must incorporate material changes.

      If you have any questions on the enclosed material, please contact me at (412) 288-2292.


                                                Respectfully,



                                                /s/ M. Cole Dolinger
                                                M. Cole Dolinger
                                                Senior Paralegal

Enclosures